December 19, 2024

Snow Lake Resources Ltd.

360 Main Street, 30th Floor

Winnipeg, MB

R3C 4G1

Dear Sirs:

Re:        Snow Lake Resources Ltd. - Prospectus Supplement to Registration Statement on Form F-3

We have acted as Canadian counsel to Snow Lake Resources Ltd. (the "Corporation"), a Manitoba corporation in connection with the issuance and sale (the "Offering") of 15,750,000 common shares of the Corporation (the "Shares") at a price of $0.41 per Share, pursuant to a placement agency agreement dated December 19, 2024 (the "Agency Agreement") between the Corporation and ThinkEquity LLC, as placement agent (the "Agent").

The Corporation registered the Shares to be issued and sold under the Agency Agreement by means of a registration statement on Form F-3 (Registration No. 333-272324), filed with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") on June 1, 2023.  The Corporation amended such registration statement on July 12, 2023, July 27, 2023 and August 4, 2023, and such registration statement was declared effective under the Securities Act on August 9, 2023.  In this letter, such registration statement, as amended, together with the exhibits thereto and the documents incorporated therein by reference, is referred to as the "Registration Statement."  The Registration Statement includes a base shelf prospectus (together with any documents incorporated therein by reference, the "Base Prospectus"). A final prospectus supplement to the Base Prospectus was filed with the SEC on December 19, 2024, pursuant to Rule 424(b) under the Securities Act (the "Prospectus Supplement").  In this letter, the term "Prospectus" refers to the Base Prospectus, as supplemented by the Prospectus Supplement.

We have made such investigations, examined such certificates and documents and have considered such questions of law as we have considered appropriate, relevant and necessary as a basis for the opinions hereinafter expressed.  In particular, we have reviewed:

1. The certificate and articles of incorporation of the Corporation, each as amended (collectively, the "Articles");

2. the by-laws of the Corporation, as amended (the "Bylaws");

3. the minute books of the Corporation;

4. the resolutions of the board of directors of the Corporation (the "Board") approved on December 18, 2024, authorizing among other things, the execution and delivery by the Corporation of the Agency Agreement and the issuance and sale of the Shares;

5. the Agency Agreement;

6. the Registration Statement; and

7. the Prospectus.

For the purpose of the opinions expressed herein, we have assumed:

1. the genuineness of all signatures (whether on originals or copies of documents), the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or facsimile copies thereof;

2. that the Agency Agreement constitutes a legal, valid and binding obligation of the Agent, enforceable against it in accordance with its terms and that the representations and warranties of the Agent therein are correct and accurate in all respects;

3. the accuracy and currency of the indices and filing systems maintained at all public offices where we made or conducted searches or inquiries or have caused searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto;

4. that the issuance and sale of the Shares pursuant to the Offering will be effected as described in the Agency Agreement and such issuance and will not constitute a "primary distribution to the public" in the Province of Manitoba (the "Province") (as that term is defined in The Securities Act (Manitoba));

5. the issue price for each Share has been set by the Board or the person, persons or committee duly authorized by the Board, prior to the issuance of any such Share, in accordance with The Corporations Act (Manitoba), the Articles, the By-laws and any applicable resolution or authorization of the Board duly authorizing such person, persons or committee;

6. that the Registration Statement, as finally amended, has become and remains effective under the Securities Act;

7. that the Prospectus has been delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

8. that none of the Articles or Bylaws or any Applicable Law (as defined below) has been amended so as to affect the validity of the issuance of any Shares at the time of such issuance; and

9. that all Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

We have relied, as to certain factual matters, upon a certificate of Frank Wheatley, Chief Executive Officer of the Corporation dated the date hereof, a copy of which has been delivered to you.

Our opinion is expressed with respect to the laws of the Province in effect on the date of this opinion (the "Applicable Law"). We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressees, or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express; or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Based and relying on the foregoing, we are of the opinion that on the date hereof, the offer and sale of the Shares has been duly authorized by the Corporation and, when the Shares are issued and paid for in accordance with the terms of the Agency Agreement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Report on Form 6-K, dated December 19, 2024, filed by the Corporation with the SEC. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is rendered solely for use by the addressee hereof in connection with the transaction noted herein and may not be relied upon by any other person or for any other purpose without our prior written consent, and the opinions stated herein are limited to the matters expressly stated herein and no opinion is implied or is to be inferred beyond the matters expressly stated in this letter.

This opinion is given as of the above date and we undertake no responsibility to advise you of any change in any laws or facts which may hereafter occur and which may affect our opinion.

Yours very truly,

MLT Aikins LLP